EXHIBIT 10.1
2007 SENIOR MANAGEMENT BONUS PLAN
PURPOSE
The 2007 Senior Management Bonus Plan (“2007 Bonus Plan”) was developed to promote a shared sense of responsibility for the growth and financial success among the leadership employees of the Company. The 2007 Bonus Plan is intended to motivate and reward Plan Participants for Company and individual performance that contribute to the success and prosperity of the Company.
PARTICIPATION
In order to participate in the 2007 Bonus Plan an employee must meet the following criteria:
•	Be a regular full-time employee with the Company or its subsidiaries in a Director, Principal Architect, Fellow, Senior Director, Senior Fellow, Vice President, Chief Technical Officer, Chief Financial Officer (“CFO”), Chief Operating Officer, President, Chief Executive Officer (“CEO”) position, or a position equivalent to any one of those positions; and

•	Be employed in a position eligible to participate in the 2007 Bonus Plan for a minimum of three months during the 2007 calendar year.
DEFINITIONS
The following terms, when used in this plan document, shall have the meanings defined below.

Guideline Award:	The percentage of salary intended to be paid to a participant if performance achievement is 100%. The specific guidelines awards are detailed in Appendix B.

Plan Administrator:	Board of Directors. The Board of Directors may assign certain administrative duties for the 2007 Bonus Plan to be performed by employees of the Company.

Plan Participant:	An employee of the Company or its subsidiaries, approved for participation in the 2007 Bonus Plan by the Plan Administrator.

Plan Year:	January 1, 2007 through December 31, 2007.

Performance Factors:	Specific goals approved by the Board of Directors.

Termination:	Cessation of employment for any reason except retirement, death or disability.

death or disability
AWARDS
The Guideline Awards are the percentage of salary intended to be paid to a participant if the achievement of goals for all applicable components of performance criteria total 100% for the year. Guideline Awards are expressed as a percentage of base salary; therefore actual awards will vary in direct proportion with the salary of each Plan Participant.
The CEO and Vice Presidents have a target bonus level equal to 100% and 50%, respectively of their 2007 annual base salary. The specific Guideline Awards for other levels of senior management are detailed in Appendix B.
Actual awards will be determined by the office of the CEO and CFO and approved by the Plan Administrator.
PERFORMANCE CRITERIA
The bonus awards are based on performance against two goals: 1) Revenue and Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and 2) Product Design Wins. The weighting for each goal as a percentage of the total target bonus is as follows:

Goal	Weight
Revenue and EBITDA	50%
Product Design Wins	50%
Revenue and EBITDA. A participant has the opportunity to receive 125% of their target bonus allocated to this goal for performance in excess of the base level goal. If performance does not meet the baseline goal, no amount will be earned under this goal.
Product Design Wins. This goal is reduced proportionately based on the number of design wins achieved versus a predetermined quantity of qualifying design wins for 2007.
The specific performance criteria for Revenue and EBITDA and Product Design Wins goals are detailed in Appendix A.
PERFORMANCE DETERMINATION
At the end of each quarter during the calendar year, the CFO will compare actual company performance against the pre-established goals and accrue bonuses on a year-to-date basis based on performance against the performance criteria. The Board of Directors will review performance against goals on a quarterly basis.
2007 Senior Management Bonus Plan

INDIVIDUAL PERFORMANCE
Each Plan Participant will be evaluated at the end of the calendar year, reviewing that Plan Participant’s performance against any pre-established individual performance objectives and overall contribution. This will be the annual performance appraisal for each Plan Participant. While each Plan Participant is assigned a Guideline Award based on position, adjustments to an individual bonus award may be made based on individual performance.
DISCRETIONARY ELEMENT
The CEO has the authority to recommend adjustments to individual awards for extraordinary results or other uncommon factors. Extraordinary results or uncommon factors are situations considerably outside the norm but by definition are subjective. The Plan Administrator has the authority over the granting of any discretionary adjustment.
AWARD DISTRIBUTION
Any award paid will be tied to actual salary paid during the Plan Year. Salary will include all base pay actually paid to the participant but will exclude any allowances, bonus payments, or other compensation. Awards will normally be distributed within the first quarter of the following year.
PLAN ADMINISTRATION AND AUTHORITIES
Responsibility for the overall administration of the Plan rests with the CEO of the Company with support from Human Resources.
Bonus awards are not earned until the Board of Directors approves them.
In order to receive an award, a participant must be actively employed by the Company on the day awards are paid. If the Plan Participants’ employment is terminated for any reason other than death, retirement or extended disability before the Plan Administrator approves the bonus, the award(s) shall be forfeited.
Partial year Plan Participants may be eligible for an award provided they are incumbent in a bonus eligible position for at least three months during the Plan Year. All mid-year participation will be paid on a pro rata basis at year-end.
A Participant may receive a pro-rata share of an award if he or she leaves the company during the year due to death, retirement, or extended disability. In such an event, the participant must have been actively employed in a bonus eligible position for at least three months during the year in which they leave the Company.
All pro rata awards will be determined by using the salary actually paid to the Participant during the portion of the Plan Year the individual was a Participant.
If during the year the Participant is promoted, demoted, or changes job responsibilities
2007 Senior Management Bonus Plan

his/her Guideline Award percentage will be re-evaluated. If a change is warranted, it will be effective on the date of the change in responsibilities for the balance of the year. If due to a change in responsibilities or demotion the Participant is no longer in an eligible position, any accrued bonus shall be forfeited.
To provide for those unusual occasions when business achievement is realized through little or no effort on the part of Participants, the Company reserves the right to declare such business a “windfall.” Windfall business is subject to special treatment. Such treatment will be handled at the sole discretion of the Board of Directors.
Adjustments to performance may be made to provide for circumstances where performance is not achieved due to factors beyond the control of the Participants. Such treatment will be handled at the sole discretion of the Board of Directors.
This Plan is not a contract of employment. It creates no rights for the Participant to continue employment with the Company for any length of time, nor does it create any rights for the Participant or any obligations on the part of the Company, other than those set forth herein.
All awards are subject to the final approval of the Board of Directors of Pixelworks, Inc. The CEO shall have the authority to act as the final arbiter of any appeals, disputes or interpretations emanating from the 2007 Bonus Plan except in matters related to his own participation. All decisions, actions or interpretations by the CEO shall be final and conclusive and binding on all parties. The Board of Directors shall arbitrate any disputes related to the CEO’s participation.
The Company reserves the right, in its sole discretion, to continue, amend, modify or terminate the 2007 Bonus Plan at any time.
2007 Senior Management Bonus Plan

PIXELWORKS, INC.
2007 SENIOR MANAGEMENT BONUS PLAN
APPENDIX A: PERFORMANCE FACTORS
[confidential]
2007 Senior Management Bonus Plan

PIXELWORKS, INC.
2007 SENIOR MANAGEMENT BONUS PLAN
APPENDIX B: GUIDELINE AWARDS
The guideline awards intended to be paid if the achievement of goals for all applicable components of performance total 100% for the year. Guideline awards are expressed as a percentage of base salary; therefore actual awards will vary in direct proportion with the salary of each Plan Participant.
Actual awards will be determined by the Chief Executive Officer and Chief Financial Officer and approved by the Plan Administrator. The Plan Administrator must approve any deviation from the following chart.
[confidential]
2007 Senior Management Bonus Plan